SIRIUSPOINT LTD. 2013 OMNIBUS INCENTIVE PLAN
(As Amended and Restated effective as of February 26, 2021)
SECTION 1.
PURPOSE
The purposes of the SiriusPoint Ltd. 2013 Omnibus Incentive Plan (the “Plan”) are to promote the interests of SiriusPoint Ltd. and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of SiriusPoint Ltd.
The Plan has been amended and restated, effective as of February 26, 2021, to (i) reflect the renaming of the Plan from the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan to the SiriusPoint Ltd. 2013 Omnibus Incentive Plan in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 6, 2020, by and among the Company, Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (“Sirius Group”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of the Company (the “Merger”); and (ii) reserve for issuance under the Plan 11,114,376 Shares that, prior to the consummation of the Merger, were reserved for issuance under the Sirius Group 2018 Omnibus Incentive Plan, which such additional Shares, as permitted by the listing standards of the New York Stock Exchange, may be issued only in respect of Awards granted to Legacy Sirius Group Employees without further shareholder approval (the “Legacy Sirius Group Shares”).
SECTION 2.
DEFINITIONS
(a)Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:
“Adjustment Event” has the meaning given in Section 4(c).
“Affiliate” means, (i) for purposes of Incentive Share Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.
“Alternative Award” has the meaning given in Section 13(b).
“Applicable Law” means the requirements related to or implicated by the administration of the Plan under Bermuda law, United States federal and state laws, the Code, applicable securities laws, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any other foreign country or jurisdiction where Awards are granted under the Plan, including, in each case, the applicable rules, regulations and guidance promulgated thereunder.
“Award” means any Performance Award, Restricted Shares, Restricted Share Unit, Option, Share Appreciation Right, Deferred Share Unit, Dividend Equivalent or other Share-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types in a single grant.
“Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan.
“Board” means the Board of Directors of the Company.
“Cause” with respect to a Participant shall mean (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties; (ii) the Participant’s personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty; (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment that in no way adversely affects the Company or any Subsidiary or its reputation or the ability of the Participant to perform his or her employment related duties or to represent the Company or any Subsidiary); (iv) the Participant’s material violation of the Company’s policies or standards or of any statutory or common law duty of loyalty or good faith to the Company; or (v) the material breach by the Participant of any covenant or agreement with the Company or any Subsidiary, or any written policy of the Company or any Subsidiary, not to disclose any information pertaining to the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary; provided that with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary that contains a definition of “Cause”, “Cause” shall have the meaning specified in such Participant’s employment agreement.
“Change in Control” shall mean the first to occur of the following:
(i)    the acquisition (whether by purchase, merger, amalgamation, consolidation, or other similar transaction) by any person, entity, or “group” (as defined in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended) of beneficial ownership of all or substantially all of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or by the Sponsors, or any affiliates of any of the foregoing;
(ii)    the sale, transfer, or other disposition of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer, or other disposition, affiliates of the Company or any Sponsor; or

(iii)    within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purpose of this clause (iii);
in each case, provided that, as to Specified Awards, such event also constitutes a “change in control” within the meaning of Section 409A of the Code.
“Change in Control Price” means the price per Share offered in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, or if more than one price per Share is paid in conjunction with such transaction, the Change in Control Price shall be determined in good faith by the Committee as constituted immediately prior to the Change in Control.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time.
“Company” means SiriusPoint Ltd., a Bermuda exempted company, and any successor thereto.
“Consultant” means consultants and advisors who are natural persons who provide bona fide services to the Company and its Subsidiaries (other than services in connection with the offer or sale of securities in a capital raising transaction or that promote or maintain a market for the Company’s securities).
“Deferred Annual Amount” shall have the meaning set forth in Section 9(a).
“Deferred Award” shall have the meaning set forth in Section 9(a).
“Deferred Share Unit” means a unit credited to a Participant’s account on the books of the Company under Section 9 that represents the right to receive Shares or cash with a value equal to the Fair Market Value of one Share on settlement of the account.
“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.
“Disability” means, unless another definition is incorporated into the applicable Award Agreement, Disability as specified under the Company’s long-term disability insurance policy and any other termination of a Participant’s employment or service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided, that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant,

“Disability” shall have the meaning set forth in such agreement; provided, further, that in the case of any Award subject to Section 409A of the Code, Disability shall have the meaning set forth in Section 409A of the Code.
“Dividend Equivalent” means the right, granted under Section 11 of the Plan, to receive payments in cash or in Shares, based on dividends paid with respect to Shares.
“Effective Date” means August 2, 2013, which was the date following adoption of this Plan by the Board on which this Plan was approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Company or by a duly effective written consent of the shareholders in lieu thereof.
“Elective Deferred Share Unit” shall have the meaning set forth in Section 9(a).
“Eligible Director” means a member of the Board who is not an Employee.
“Employee” means any officer or employee of the Company, any Subsidiary or any other Employer (as determined by the Committee in its sole discretion).
“Employer” means the Company and any Subsidiary, and, in the discretion of the Committee, may also mean any business organization designated as an Employer; provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of voting securities of such entity.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any Covered Employee.
“Fair Market Value” means,
(i)    If the Shares are listed on any established stock exchange or a national market system, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or, if not so reported, such other source as the Committee deems reliable;
(ii)    If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination;
(iii)    If the Shares are not listed on an established stock exchange or national market system, its Fair Market Value shall be determined in good faith by the Committee pursuant to a reasonable valuation method in accordance with Section 409A of the Code, including without limitation by reliance on an independent appraisal completed within the preceding 12 months.

“Freestanding SAR” means a Share Appreciation Right granted independently of any Options.
“Good Reason” shall have the meaning, if any, set forth in a Participant’s Award Agreement. If a Participant’s Award Agreement does not contain a definition of Good Reason, then the terms of the Plan relating to Good Reason shall not be operative with respect to such Participant.
“Incentive Share Option” means an option to purchase Shares granted under Section 7 of the Plan that is designated as an Incentive Share Option that meets the requirements of Section 422 of the Code.
“IPO” means the first day as of which (i) sales of Shares are made to the public in the United States pursuant to an underwritten public offering of the Shares pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended that covers (together with prior effective registrations) (A) not less than 25% of the then issued and outstanding Shares, on a fully diluted basis, or (B) Shares that, after the closing of such public offering, will be traded on the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers Automated Quotation System, or an equivalent internationally recognized securities exchange or quotation system, or (ii) the Committee has determined that the Shares otherwise have become publicly traded for this purpose.
“Legacy Sirius Group Employee” means any Employee who, prior to the consummation of the Merger, was an officer or employee of Sirius Group or any of its Subsidiaries.
“Legacy Sirius Group Shares” has the meaning given in the preamble to this Plan.
“Merger” has the meaning given in the preamble to this Plan.
“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.
“Non-Statutory Share Option” means an option to purchase Shares granted under Section 7 of the Plan that is not intended to be an Incentive Share Option.
“Non-U.S. Award(s)” has the meaning given in Section 3(f).
“Option” means an Incentive Share Option or a Non-Statutory Share Option.
“Participant” means an Employee, Eligible Director or Consultant who is selected by the Committee to receive an Award under the Plan.
“Performance Award” means an Award of Restricted Shares, Restricted Share Units, Options, Performance Shares, Deferred Shares, Deferred Share Units, Performance Units, SARs, other Equity-Based Awards or other Awards, the grant, exercise, voting or settlement of which is subject (in whole or in part) to the achievement of specified Performance Goals.

“Performance Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.
“Performance Goals” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which a Performance Award has been earned or vested.
“Performance Share” means a Performance Award that is a contractual right to receive a Share (or the cash equivalent thereof) granted pursuant to Section 5 of the Plan.
“Performance Unit” means a Performance Award that is a dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan.
“Permitted Transferees” has the meaning given it in Section 15(b).
“Plan” has the meaning given it in the preamble to this Plan.
“Preexisting Plan” means the Third Point Reinsurance Ltd. Share Incentive Plan.
“Preexisting Plan Award” means an award of share options previously granted to a Participant pursuant to the Preexisting Plan.
“Restriction Period” means the period of time selected by the Committee during which a grant of Restricted Shares, Restricted Share Units or Deferred Share Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.
“Restricted Shares” means Shares contingently granted to a Participant under Section 6 of the Plan.
“Restricted Share Unit” means a Share denominated unit contingently awarded under Section 6 of the Plan.
“Retirement” means a termination of a Participant’s employment, other than for Cause, on or after the Participant’s attainment of age 65.
“Section 409A of the Code” means Section 409A of the Code and the applicable rules, regulations and guidance promulgated thereunder.
“Service” means, with respect to Employees and Consultants, continued employment with the Company and its Subsidiaries and Affiliates or, with respect to Eligible Directors, service on the Board of Directors.
“Service Award” means an Award that vests solely based on the passage of time or continued Service over a fixed period of time.

“Share Appreciation Right” or “SAR” means the right to receive a payment from the Company in cash and/or Shares equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price fixed by the Committee on the grant date, multiplied by (ii) a stated number of Shares.
“Share-Based Awards” has the meaning given in Section 10(a).
“Shares” means the common shares of the Company, par value US$0.10 per share.
“Sirius Group” has the meaning given in the preamble to this Plan.
“Specified Award” means an Award of non-qualified deferred compensation within the meaning of and that is subject to Section 409A of the Code, and which may include other Awards granted pursuant to the Plan (including, but not limited to, Restricted Share Units and Deferred Awards) that do not otherwise qualify for an exemption from Section 409A of the Code.
“Sponsors” means collectively, Daniel S. Loeb, KEP TP Holdings, L.P., KIA TP Holdings, L.P. and Pine Brook LVR, L.P.
“Subplan” has the meaning given in Section 3(f).
“Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of shares entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.
“Ten Percent Holder” has the meaning given in Section 7(b).
“Termination of Service” means with respect to an Eligible Director, the date upon which such Eligible Director ceases to be a member of the Board, with respect to an Employee, the date the Participant ceases to be an Employee and, with respect to a Consultant, the date the Consultant ceases to provide services to the Company or any Employer, in each case as determined by the Committee; provided, that, with respect to any Specified Award, Termination of Service shall mean “separation from service”, as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder.
“Voting Power” when used in the definition of Change in Control shall mean such specified number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.
(b)Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.
POWERS OF THE COMMITTEE
(a)Eligibility. Participants in the Plan shall consist of such Employees (including any officer of the Company), Consultants and Eligible Directors as the Committee in its sole discretion may select from time to time.
(b)Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Participants, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of Shares subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of the Awards and the applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.
(c)Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including but not limited to the Company, shareholders, Employers and each Employee, Director, Consultant, Participant, Designated Beneficiary and such person’s heirs, successors or assigns, and shall be given deference in any proceeding with respect thereto.
(d)Delegation by the Committee. The Committee may delegate to the chief executive officer of the Company the power and authority to make Awards to Participants who are not Executive Officers or Covered Employees, pursuant to such conditions and limitations as the Committee may establish. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.
(e)Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying Shares) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the Termination of Service and after the Shares subject to the Award have been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f)Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.
SECTION 4.
MAXIMUM AMOUNT AVAILABLE FOR AWARDS
(a)Number. Subject in all cases to the provisions of this Section 4, the maximum number of Shares that are available for issuance under the Plan shall be (i) 21,627,906 Shares in respect of Awards (including Preexisting Plan Awards) which may be granted to any Employee, Eligible Director or Consultant, and (ii) 11,114,376 Legacy Sirius Group Shares in respect of Awards which may be granted solely to Legacy Sirius Group Employees. Notwithstanding the provisions of Section 4(b), the maximum number of Shares that may be issued in respect of Incentive Share Options shall not exceed 21,627,906 shares. Shares may be made available from Shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.
(b)Canceled, Terminated, or Forfeited Awards, etc. Any Shares subject to an Award (or Preexisting Plan Award) which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Shares shall again be available for grant under the Plan; provided, however, that (i) vested Shares that are repurchased after being issued from the Plan (or Preexisting Plan), (ii) Shares otherwise issuable or issued in respect of, or as part of, any Award (or Preexisting Plan Award) that are repurchased, equal to the amount necessary to cover applicable taxes, (iii) Shares that are tendered to exercise outstanding Options or other Awards (or Preexisting Plan Awards) or to cover applicable taxes and (iv) the Legacy Sirius Group Shares shall not be available for future issuance under the Plan. If a Share Appreciation Right is granted in tandem with an Option so that only one may be exercised with the other being surrendered in such exercise in accordance with Section 8(b), the number of shares subject to the tandem Option and Share Appreciation Right shall only be taken into account once (and not as to both Awards). Shares subject to Awards that are assumed, converted or substituted pursuant to an Adjustment Event will not further reduce the maximum limitation set forth in Section 4(a).
(c)Adjustment in Capitalization. The number and kind of Shares available for issuance under the Plan and the number, class, exercise price, Performance Goals or other terms of any outstanding Award shall be adjusted by the Committee to reflect any extraordinary dividend or distribution, share dividend, bonus issue, share split or share consolidation or any reorganization, recapitalization, business combination, merger, amalgamation, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction or event affecting the Shares (any such transaction or event, an “Adjustment Event”) in such manner as it determines in its sole discretion.
(d)Prohibition Against Repricing. From and after an IPO, except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors or (ii) as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or base price of any outstanding Share Appreciation Right or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or Share Appreciation Rights previously granted.
SECTION 5.
PERFORMANCE AWARDS
(a)Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, the number and type of Performance Awards and the number of Shares and/or value of Performance Units or other cash-based Performance Award each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Awards. Any adjustments to such Performance Goals shall be approved by the Committee. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Performance Awards shall be evidenced by an Award Agreement that shall specify the kind of Award, the number of Shares and/or value of Awards awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No Shares will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares, Performance Units or other Performance Awards.

(b)Earned Performance Awards. Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either before, at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Awards on such conditions as the Committee shall specify. The Committee may also require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Award.
(c)Performance Goals. The Committee shall in its discretion establish the Performance Goals that must be satisfied in order for a Participant to receive a Performance Award for a Performance Period or for a Performance Award to be earned or vested. At the discretion of the Committee, the Performance Goals for a Performance Period may be based upon one or more of the following criteria (alone or in combination, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee): (a) gross, net or operating income (before or after taxes); (b) earnings before interest and taxes (c) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (d) EBITDA excluding charges for share compensation, management fees, restructurings, impairments and/or other specified items (“Adjusted EBITDA”); (e) EBITDA excluding capital expenditures; (f) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (g) revenues (including, but not limited to, total revenues, net revenues or revenue growth); (h) net operating profit; (i) growth in basic or diluted book value; (j) financial return measures (including, but not limited to, return on assets, capital, invested capital, investments, investment income generated by underwriting or other operations or on the float from such operations, equity, or revenue) including or excluding negative returns, and with or without compounding; (k) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (1) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (m) enterprise value; (n) share price (including, but not limited to, growth measures and total shareholder return, inclusive or exclusive of dividends); (o) expense/cost management targets (including but not limited to improvement in or attainment of expense levels, capital expenditure levels, and/or working capital levels); (p) margins (including, but not limited to, operating margin, underwriting margins, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (q) operating efficiency; (r) market share or market penetration; (s) customer targets (including, but not limited to, customer growth or customer satisfaction); (t) working capital targets or improvements; (u) profit measures (including but not limited to gross profit, net profit, operating profit, investment profit and/or underwriting profit), including or excluding charges for share compensation, fee income, underwriting losses incurred in prior periods, changes in IBNR reserves and/or other specified items; (v) economic value added; (w) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (x) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (y) implementation, completion or attainment of measurable objectives with respect to risk management, research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; or (z) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products and may be expressed in absolute terms, or relative or comparative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering multiple companies, or (v) other external measures of the selected performance criteria. Any performance objective may measure performance on an individual basis, as appropriate. The Committee may provide for a threshold level of performance below which no Shares or compensation will be granted or paid in respect of Performance Awards, and a maximum level of performance above which no additional Shares or compensation will be granted or paid in respect of Performance Awards, and it may provide for differing amounts of Shares or compensation to be granted or paid in respect of Performance Awards for different levels of performance. Unless otherwise determined by the Committee at the time Performance Goals for a Performance Cycle are established, to the maximum extent possible, performance criteria shall be determined excluding any or all “unusual or infrequently occurring items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, unusual or infrequently occurring items, capital gains and losses, dividends, Share repurchase, other unusual, infrequently occurring or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).
(d)Negative Discretion. Notwithstanding anything in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(h) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.
(e)Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, subject to the maximum number of shares available for issuance under Section 4(a) of the Plan, (i) the Committee shall have the right, in its discretion, to grant an Award in cash, in Shares or other Awards or in any combination thereof, to any Participant, in a greater amount than would apply under the applicable Performance Codes, based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount or Award payment in any Performance Cycle, regardless of whether performance objectives are attained.
(f)Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares or other Performance Awards and the number and value of Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.
(g)Payment of Awards. Except as provided otherwise in an Award Agreement, payment or delivery of Shares with respect to earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s certification under paragraph 5(g) above (and in any event within 2 ½ months after the end of the Performance Cycle), provided that payment or delivery of Shares with respect to earned Performance Awards shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine whether earned Performance Awards are distributed in the form of cash, Shares or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of the Shares on the date of the Committee’s certification under paragraph 5(g) above. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award or delivery of Shares, including conditioning the vesting of such shares on the performance of additional service.
(h)Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards after the commencement of a Performance Cycle.
SECTION 6.
RESTRICTED SHARES AND RESTRICTED SHARE UNITS
(a)Grant. Restricted Shares and Restricted Share Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Shares or Restricted Share Units under the Plan will be the date on which such Restricted Shares or Restricted Share Units are awarded by the Committee, or on such other date as the Committee shall determine. Restricted Shares and Restricted Share Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, (ii) the Restriction Period(s) and (iii) such other terms and conditions, including rights to dividends or Dividend Equivalents, not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Restricted Shares shall be evidenced by issuance of certificates representing the shares registered in the name of the Participant or a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time). No Shares will be issued at the time an Award of Restricted Share Units is made and the Company shall not be required to set aside a fund for the payment of any such Awards.
(b)Vesting. Restricted Shares and Restricted Share Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with the Company on such date, the Restriction Period shall lapse in accordance with the schedule provided in the Participant’s Award Agreement. In its discretion, the Committee may also establish performance-based vesting conditions with respect to Awards of Restricted Shares and Restricted Share Units (in lieu of, or in addition to, time-based vesting) based on one or more of the Performance Goals listed in Section 5(c) or other performance goal.
(c)Settlement of Restricted Shares and Restricted Share Units. At the expiration of the Restriction Period for any Restricted Share Awards, the Company shall remove the restrictions applicable to share certificates or the entry in the Company’s register of members evidencing the Restricted Share Awards, and shall, upon request, deliver the share certificates evidencing such Restricted Share Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Share Units, for each such Restricted Share Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one Share as of such payment date, (ii) one Share or (iii) any combination of cash and Shares.
(d)Restrictions on Transfer. Except as provided herein or in an Award Agreement, Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged, charged, hedged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge, charge, hedge or encumber Restricted Shares and Restricted Share Units without complying with the provisions of the Plan shall be void and of no effect.
SECTION 7.
SHARE OPTIONS
(a)Grant. The Committee may, in its discretion, grant Options to purchase Shares to such eligible persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Share Option shall be a Non-Statutory Share Option. An Incentive Share Option may not be granted to any person who is not an employee of the Company or any parent or subsidiary (as defined in Section 424 of the Code). Each Incentive Share Option shall be granted within ten years of the date this Plan is adopted by the Board. The aggregate Fair Market Value of the Shares with respect to which Incentive Share Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such higher limit as may be permitted under Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as Incentive Share Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company or any parent or subsidiary as defined in

Section 424 of the Code) exceeds $100,000 or such higher limit established by the Code, such Options shall constitute Non-Statutory Share Options. Each Option shall be evidenced by an Award Agreement that shall specify the number of Shares subject to such Option, the exercise price associated with the Option, the time and conditions of exercise of the Option and all other terms and conditions of the Option.
(b)Number of Shares and Purchase Price. The number of Shares subject to an Option and the purchase price per Share purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per Share purchasable upon exercise of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided further, that if an Incentive Share Option shall be granted to any person who, at the time such Option is granted, owns capital shares possessing more than ten percent of the total combined voting power of all classes of capital shares of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per Share shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Share Option.
(c)Exercise Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Option shall be exercised later than ten years after its date of grant; and provided further, that if an Incentive Share Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee shall determine whether a Share Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. The Committee may require that an exercisable Option, or portion thereof, be exercised only with respect to whole Shares.
(d)Method of Exercise. An Option may be exercised (i) by giving written notice to the Company specifying the number of Shares to be purchased and by accompanying such notice with a payment therefor in full (or by arranging for such payment to the Company’s satisfaction) and (ii) by executing such documents as the Company may reasonably request. If the Company’s Shares are not listed on an established stock exchange or national market system at the time an Option is exercised, then the optionholder shall pay the exercise price of such Option in cash. If the Company’s Shares are listed on an established stock exchange or national market system at the time an option is exercised, then the optionholder may pay the exercise price of such Option either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to repurchase whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, and withhold the proceeds thereof, provided that the Committee determines that such repurchase of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B), (C) and (D), in each case to the extent set forth in the Award Agreement relating to the Option. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B) through (E). Any fraction of a Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Shares shall be delivered until the full purchase price therefor and any withholding taxes (as determined, pursuant to Section 15(a)), have been paid (or arrangement made for such payment to the Company’s satisfaction).
SECTION 8.
SHARE APPRECIATION RIGHTS
(a)Grant. Share Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Share Appreciation Rights may be granted in tandem with Options which, unless otherwise determined by the Committee at or after the grant date, shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option (“Freestanding SARs”). The grant date of any Share Appreciation Right under the Plan will be the date on which the Share Appreciation Right is awarded by the Committee or such other future date as the Committee shall determine in its sole discretion. No Share Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Share Appreciation Rights shall be evidenced by an Award Agreement, whether as part of the Award Agreement governing the terms of the Options, if any, to which such Share Appreciation Right relates or pursuant to a separate Award Agreement with respect to Freestanding SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.
(b)Exercise Period and Exercisability. The period during which a Share Appreciation Right may be exercised shall be determined by the Committee; provided, however, that no Share Appreciation Right shall be exercised later than ten years after its date of grant. The Committee shall determine whether a Share Appreciation Right shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. Share Appreciation Rights granted in tandem with an Option shall become exercisable on the same date or dates as the Options with which such Share Appreciation Rights are associated become exercisable. Share Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.
(c)Settlement. Subject to Section 13, upon exercise of a Share Appreciation Right, the Participant shall be entitled to receive payment in the form, determined by the Committee, of cash or Shares having a Fair Market Value equal to such cash amount, or a combination of Shares and cash having an aggregate value equal to such amount, determined by multiplying:
(i)any increase in the Fair Market Value of one Share on the exercise date over the price fixed by the Committee on the grant date of such Share Appreciation Right, which may not be less than the Fair Market Value of a Share on the grant date of such Share Appreciation Right, by

(ii)the number of Shares with respect to which the Share Appreciation Right is exercised;
provided, however, that on the grant date, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a Share Appreciation Right.
SECTION 9.
DEFERRED SHARE UNITS
(a)Grant. Freestanding Deferred Share Units may be granted to Participants at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any freestanding Deferred Share Unit under the Plan will be the date on which such freestanding Deferred Share Unit is awarded by the Committee or on such other future date as the Committee shall determine in its sole discretion. In addition, on fixed dates established by the Committee and subject to such terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer receipt of all or a portion of his or her annual compensation and/or annual incentive bonus (“Deferred Annual Amount”) payable by the Company or a Subsidiary and any other Award (“Deferred Award”) and receive in lieu thereof an Award of elective Deferred Share Units (“Elective Deferred Share Units”) equal to, in the case of a Deferred Annual Amount, the greatest whole number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one Share on the date of payment of such compensation and/or annual bonus or, in the case of a Deferred Award under the Plan, the number of Shares subject to the Deferred Award. Each Award of Deferred Share Units shall be evidenced by an Award Agreement that shall specify (x) the number of Shares to which the Deferred Share Units pertain, (y) the time and form of payment of the Deferred Share Units and (z) such terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters and such provisions as may be required pursuant to Section 409A of the Code. Upon the grant of Deferred Share Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of Deferred Share Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Share Units is granted. Deferred Share Units may become payable on a Change in Control, Termination of Service or on a specified date or dates set forth in the Award Agreement evidencing such Deferred Share Units.
(b)Rights as a Shareholder. The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or paid currently to, a Participant receiving an Award of Deferred Share Units. Unless otherwise provided by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Share Units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one Share on such date, and such additional Deferred Share Unit shall be subject to the same terms and conditions as are applicable in respect of the Deferred Share Unit with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same vesting, performance and other restrictions as apply to the Deferred Share Unit with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Share Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Share Units have been issued to such Participant or his beneficiary.
(c)Vesting. Unless the Committee provides otherwise at or after the grant date, the portion of each Award of Deferred Share Units that consists of freestanding Deferred Share Units, together with any Dividend Equivalents credited with respect thereto, will be subject to a Restriction Period. Except as otherwise determined by the Committee at the time of grant, and subject to the Participant’s continued Service with his or her Employer on such date, the Restriction Period with respect to Deferred Share Units shall lapse as provided in the Participant’s Award Agreement. In its discretion, the Committee may establish performance-based vesting conditions with respect to Awards of Deferred Share Units (in lieu of, or in addition to, time-based vesting) based on one more of the Performance Goals listed in Section 5(c) or other performance goal. The portion of each Award of Deferred Share Units that consists of Elective Deferred Share Units, together with any Dividend Equivalents credited with respect thereto, need not be subject to any Restriction Period and may be non-forfeitable.
(d)Further Deferral Elections. A Participant may elect to further defer receipt of Shares issuable in respect of Deferred Share Units or other Award (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least 12 months before the prior settlement date of such Deferred Share Units (or any such installment thereof) whether pursuant to this Section 9 or Section 13 and must defer settlement for at least five years. A further deferral opportunity is not required to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants.
(e)Settlement. Subject to this Section 9 and Section 13, upon the date specified in the Award Agreement evidencing the Deferred Share Units for each such Deferred Share Unit the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one Share as of such payment date, (ii) one Share or (iii) any combination of cash and Shares.
SECTION 10.
OTHER SHARE-BASED AWARDS
(a)Generally. The Committee is authorized to make Awards of other types of equity-based or equity-related awards (“Share-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Committee shall determine. All Share -Based Awards shall be evidenced by an Award Agreement. Such Share -

Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or in satisfaction of any obligation of the Company or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Share-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. The terms of any other Share-Based Award need not be uniform in application to all (or any class of) Participants, and each other Share -Based award granted to any Participant (whether or not at the same time) may have different terms.
SECTION 11.
DIVIDEND EQUIVALENTS
(a)Generally. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Dividend Equivalents may be paid in cash or in Shares or any compensation thereof as determined by the Committee in its sole discretion. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.
SECTION 12.
TERMINATION OF EMPLOYMENT OR SERVICE AND FORFEITURE
(a)Termination for Cause. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award (or otherwise in writing), or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause) shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service.
(b)Termination Due to Death or Disability. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award (or otherwise in writing), or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates due to the death or Disability of the Participant:
(i)All Service Awards that are unvested or unexercisable that would have become vested at any time prior to the first anniversary of the Participant’s Termination of Service, had the Participant continued to be employed by the Company through such date, shall immediately become vested and exercisable as of the date of termination;
(ii)Performance Awards that are unvested or unexercisable shall, subject to the achievement of the applicable Performance Goals, be deemed vested and/or exercisable to the extent of the number of Performance Awards that would have vested and/or become exercisable had the Participant’s Service continued until the first anniversary of the Participant’s Termination of Service;
(iii)All Options and SARs that are vested shall remain outstanding until (y) the one year anniversary of the Participant’s termination of employment or (z) the Award’s normal expiration date, whichever is earlier, after which date any unexercised Options and SARs shall immediately terminate;
(iv)All Awards other than Options and SARs that are vested shall be treated as set forth in the applicable Award Agreement (or in any more favorable manner determined by the Committee); and
(v)All Awards that are unvested or unexercisable (and do not become vested pursuant to Section 12(b) (ii or (ii))) shall immediately terminate as of the date of the Participant’s Termination of Service.
(c)Termination for Any Other Reason. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award (or otherwise in writing), or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates for any reason other than Cause or due to the death or Disability of the Participant:
(i)All Awards that are unvested or unexercisable shall be immediately be forfeited and canceled, effective as of the date of the Participant’s Termination of Service;
(ii)All Options and SARs that are vested shall remain outstanding until (x) in the case of Retirement, the one year anniversary of the date of the Participant’s Termination of Service, (y) the three-month anniversary of the effective date of the Participant’s Termination of Service for any reason other than Retirement or (z) the Award’s normal expiration date, whichever is earlier, after which any unexercised Options and SARs shall immediately terminate; and
(iii)All Awards other than Options and SARs that are vested shall be treated as set forth in the applicable Award Agreement (or in any more favorable manner determined by the Committee).
(d)Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 12, Section 13 shall determine the treatment of Awards upon a Change in Control.

(e)Forfeiture, Cancellation and “Clawback” of Awards. The Participant shall forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Shares or the settlement of any Award to the extent required by Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the U.S. Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 12(e) and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall also be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to Participants. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only.
SECTION 13.
CHANGE IN CONTROL
(a)Accelerated Vesting and Payment.
(i)In General. Except as otherwise provided in an Award Agreement, upon the occurrence of a Change in Control, (i) all Options and Share Appreciation Rights shall become immediately exercisable, (ii) the Restriction Period on all Restricted Shares, Restricted Share Units and Deferred Share Units shall lapse immediately prior to such Change in Control and (iii) Shares underlying Awards of Restricted Share Units and Deferred Share Units shall be issued to each Participant then holding such Award immediately prior to such Change in Control; provided, that, at the discretion of the Committee (as constituted immediately prior to the Change in Control), each such Option, Share Appreciation Right, Restricted Share Unit and/or Deferred Share Unit may be canceled in exchange for an amount equal to the product of (A)(I) in the case of Options and Share Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award, and (II) in the case of other such Awards, the Change in Control Price multiplied by (B) the aggregate number of Shares covered by such Award. Notwithstanding the foregoing, the Committee may, in its discretion, instead terminate any outstanding Options or Share Appreciation Rights if either (x) the Company provides holders of such Options and Share Appreciation Rights with reasonable advance notice to exercise their outstanding and unexercised Options and Share Appreciation Rights or (y) the Committee reasonably determines that the Change in Control Price is equal to or less than the exercise price for such Options or Share Appreciation Rights.

(ii)Performance Awards. Performance Awards that are outstanding in the event of a Change in Control shall be treated as provided in the individual Award Agreement governing such Performance Awards.
(b)Timing of Payments. Payment of any amounts calculated in accordance with Section (i) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in common shares of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control. For purposes hereof, the fair market value of one common share of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.
(c)Termination Without Cause Prior to a Change in Control. Unless otherwise determined by the Committee at or after the time of grant, any Participant whose employment or service is terminated without Cause within three (3) months prior to the occurrence of a Change in Control shall be treated, solely for the purposes of this Plan (including, without limitation, this Section 13) as continuing in the Company’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.
(d)Waiver of Benefits. Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Plan, any Award Agreement, or any other agreement or arrangement between the Company or any Subsidiary and a Participant (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such Participant shall be entitled to waive any or all of such Payments to the extent necessary to avoid the application of the excise tax under Section 4999 of the Code.
SECTION 14.
EFFECTIVE DATE, AMENDMENT, MODIFICATION,
AND TERMINATION OF THE PLAN
The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 14, until the tenth anniversary of the Effective Date. The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time, subject to obtaining any regulatory approval, including that of a stock exchange on which the Shares are then listed, if applicable, may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(c), increase the number of Shares subject to the Plan, (iii) modify the class of persons eligible for participation in the Plan, (iv) allow Options or Share Appreciation Rights to be issued with an exercise price or reference price below Fair Market Value on the date of grant (v) extend the term of any Award granted under the Plan beyond its original expiry date or (vi) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of any exchange on which the Shares are then listed. Notwithstanding any provisions of the Plan to the contrary, neither the Board nor the Committee may, without the consent of the affected Participant, amend, modify or terminate the Plan in any manner that would adversely affect any Award theretofore granted under the Plan or result in the imposition of an additional tax, interest or penalty under Section 409A of the Code.
SECTION 15.
GENERAL PROVISIONS
(a)Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Shares, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Shares or, in lieu thereof, the Employer shall have the right to retain and repurchase from the Participant (or the Participant may be offered the opportunity to elect to tender for repurchase by the Company) the number of Shares whose Fair Market Value equals such amount required to be withheld and withhold the proceeds of such sale; and provided, further, that with respect to any Specified Award, in no event shall Shares or other amounts receivable under a Specified Award be repurchased pursuant to this Section 15(a) (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Section 3401 of the Code and in no event shall the value of such Shares or other amounts receivable under a Specified Award (other than upon or immediately prior to settlement) exceed the amount of the tax imposed under FICA and any associated U.S. federal withholding tax imposed under Section 3401 of the Code. The Participant shall be responsible for all withholding taxes and other tax consequences of any Award granted under this Plan.
(b)Nontransferability of Awards. Except as provided herein or in an Award Agreement, no Award may be sold, assigned, transferred, pledged, charged or otherwise encumbered except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (“Permitted Transferees”). A Participant may not enter into any transaction which hedges or otherwise transfers the risk of price movements with regard to the Shares subject to any unvested or unearned Award. No amendment to the Plan or to any Award shall permit transfers other than in accordance with the preceding sentence. Any attempt by a Participant to sell, assign, transfer, pledge, charge, hedge or encumber an Award without complying with the provisions of the Plan shall be void and of no effect. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.
(c)No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Employees, in cash or property, in a manner which is not expressly authorized under the Plan.
(d)No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.
(e)No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder thereof
(f)Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Bermuda (without reference to the principles of conflicts of law or choice of law that might otherwise refer the construction or interpretation of this Plan to the substantive laws of another jurisdiction).

(g)Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.
(h)Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.
(i)Deferrals. Subject to the requirements of Section 409A of the Code, the Committee may postpone the exercising of Awards, the issuance or delivery of Shares under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time. Subject to the requirements of Section 409A of the Code, a Participant may electively defer receipt of the Shares or cash otherwise payable in respect of any Award (including, without limitation, any Shares issuable upon the exercise of an Option other than an Incentive Share Option) upon such terms and conditions as the Committee may establish from time to time.
(j)Limitation on Liability; Indemnification. No member of the Board or Committee, and none of the chief executive officer or any other delegate or agent of the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and each person who is or shall have been a member of the Board or Committee, the chief executive officer and each delegate or agent of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan to the full extent permitted by law, except as otherwise provided in the Company’s Memorandum of Association and Bye-laws, and under any directors’ and officers’ liability insurance that may be in effect from time to time. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Memorandum of Association or Bye-laws, by contract, as a matter of law, or otherwise.
(k)Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, change the date or dates as of which (A) an Option or Share Appreciation Right becomes exercisable, (B) a Performance Share or Performance Unit is deemed earned, or (C) Restricted Share, Restricted Share Units, Deferred Share Units and other Share -Based Awards becomes nonforfeitable, except that no outstanding Option may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(c)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect the Participant’s rights under such Award, whether in whole or in part. The Committee may, in its sole discretion, accelerate the exercisability or vesting or lapse of any Restriction Period with respect to all or any portion of any outstanding Award at any time. Notwithstanding any provisions of the Plan to the contrary, the Committee may not, without the consent of the affected Participant, amend, modify or terminate an outstanding Award or exercise any discretion in any manner that would result in the imposition of an additional tax, interest or penalty under Section 409A of the Code.
(l)409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. In the case of any Specified Award that may be treated as payable in the form of “a series of installment payments,” as defined in U.S. Treasury Regulation Section 1.409A-2(b)(2)(iii), a Participant’s or Designated Beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of Award or the exercise price of any Option or SAR, if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

(m)Certain Provisions Applicable to Specified Employees. Notwithstanding the terms of this Plan or any Award Agreement to the contrary, if at the time of Participant’s Termination of Service he or she is a “specified employee” within the meaning of Section 409A of the Code, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A of the Code and after taking into account all exclusions applicable to such payments under Section 409A of the Code) required to be made to the Participant upon or as a result of the Termination of Service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the Termination of Service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A of the Code. Any such payments to which he or she would otherwise be entitled during the first six months following his or her Termination of Service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the Termination of Service (unless another Section 409A-compliant payment date applies) or within thirty days thereafter. These provisions will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties under Section 409A of the Code.
(n)No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.
(o)No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge, amalgamate or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.
(p)Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.